                                                                    EXHIBIT 10.1


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                                  $225,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      among

                               CUMULUS MEDIA INC.,
                                  as Borrower,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                              LEHMAN BROTHERS INC.,
                                  as Arranger,

                                BARCLAYS CAPITAL,
                              as Syndication Agent,

                                       and

                          LEHMAN COMMERCIAL PAPER INC.,
                             as Administrative Agent


                           Dated as of August 31, 1999


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


                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.  DEFINITIONS                                                      1
        1.1  Defined Terms                                                   1
        1.2  Other Definitional Provisions                                  32

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS                                 33
        2.1   Term Loan Commitments                                         33
        2.2   Procedure for Term Loan Borrowing                             33
        2.3   Revolving Credit Commitments                                  33
        2.4   Procedure for Revolving Credit Borrowing                      35
        2.5   Conversion Term Loans                                         35
        2.6   Repayment of Term Loans                                       36
        2.7   Repayment of Loans; Evidence of Debt                          37
        2.8   Commitment Fees, etc.                                         38
        2.9   Termination or Reduction of Commitments                       39
        2.10  Optional Prepayments                                          39
        2.11  Mandatory Prepayments and Commitment Reductions               40
        2.12  Conversion and Continuation Options                           42
        2.13  Minimum Amounts and Maximum Number of Eurodollar Tranches     42
        2.14  Interest Rates and Payment Dates                              43
        2.15  Computation of Interest and Fees                              43
        2.16  Inability to Determine Interest Rate                          44
        2.17  Pro Rata Treatment and Payments                               44
        2.18  Requirements of Law                                           46
        2.19  Taxes                                                         47
        2.20  Indemnity                                                     49
        2.21  Illegality                                                    49
        2.22  Change of Lending Office                                      49

SECTION 3.  LETTERS OF CREDIT                                               50
        3.1   L/C Commitment                                                50
        3.2   Procedure for Issuance of Letter of Credit                    50
        3.3   Fees and Other Charges                                        51
        3.4   L/C Participations                                            51
        3.5   Reimbursement Obligation of the Borrower                      52
        3.6   Obligations Absolute                                          52
        3.7   Letter of Credit Payments                                     53
        3.8   Applications                                                  53

SECTION 4.  REPRESENTATIONS AND WARRANTIES                                  53
        4.1   Financial Condition                                           53
        4.2   No Change                                                     54
        4.3   Corporate Existence; Compliance with Law                      54
        4.4   Corporate Power; Authorization; Enforceable Obligations       54
        4.5   No Legal Bar                                                  55
        4.6   No Material Litigation                                        55


        4.7   No Default                                                    55
        4.8   Ownership of Property; Liens                                  55
        4.9   Intellectual Property                                         55
        4.10  Taxes                                                         56
        4.11  Federal Regulations                                           56
        4.12  Labor Matters                                                 56
        4.13  ERISA                                                         56
        4.14  Investment Company Act; Other Regulations                     57
        4.15  Subsidiaries                                                  57
        4.16  Use of Proceeds                                               57
        4.17  Environmental Matters                                         57
        4.18  Accuracy of Information, etc.                                 58
        4.19  Security Documents                                            58
        4.20  Solvency                                                      59
        4.21  Senior Debt; Credit Facility                                  59
        4.22  Regulation H                                                  60
        4.23  Licenses; Permits; etc.                                       60
        4.24  FCC Compliance, etc.                                          61
        4.25  Year 2000 Matters                                             61

SECTION 5.  CONDITIONS PRECEDENT                                            61
        5.1   Conditions to Initial Extension of Credit                     61
        5.2   Conditions to Each Extension of Credit                        65

SECTION 6.  AFFIRMATIVE COVENANTS                                           66
        6.1   Financial Statements                                          66
        6.2   Certificates; Other Information                               66
        6.3   Payment of Obligations                                        68
        6.4   Conduct of Business and Maintenance of Existence, etc.        68
        6.5   Maintenance of Property; Insurance                            68
        6.6   Inspection of Property; Books and Records; Discussions        68
        6.7   Notices                                                       68
        6.8   Environmental Laws                                            69
        6.9   Interest Rate Protection                                      70
        6.10  Additional Collateral, etc.                                   70
        6.11  Further Assurances                                            71
        6.12  Transfer of FCC Licenses                                      72
        6.13  Post-Closing Events.                                          72

SECTION 7.  NEGATIVE COVENANTS                                              73
        7.1   Financial Condition Covenants                                 73
        7.2   Limitation on Indebtedness                                    74
        7.3   Limitation on Liens                                           76
        7.4   Limitation on Fundamental Changes                             77
        7.5   Limitation on Disposition of Property                         78
        7.6   Limitation on Restricted Payments                             78
        7.7   Limitation on Capital Expenditures                            79
        7.8   Limitation on Investments                                     79
        7.9   Limitation on Optional Payments and Modifications of
                Debt Instruments, etc.                                      80



        7.10  Limitation on Transactions with Affiliates                    81
        7.11  Limitation on Sales and Leasebacks                            81
        7.12  Limitation on Changes in Fiscal Periods                       81
        7.13  Limitation on Negative Pledge Clauses                         81
        7.14  limitation on Restrictions on Subsidiary Distributions        82
        7.15  Limitation on Lines of Business                               82
        7.16  Limitation on License Subsidiary                              82
        7.17  Limitation on Hedge Agreements                                82

SECTION 8.  EVENTS OF DEFAULT                                               82

SECTION 9.  THE AGENTS                                                      86
        9.1   Appointment                                                   86
        9.2   Delegation of Duties                                          86
        9.3   Exculpatory Provisions                                        87
        9.4   Reliance by the Agents                                        87
        9.5   Notice of Default                                             87
        9.6   Non-Reliance on Agents and Other Lenders                      88
        9.7   Indemnification                                               88
        9.8   Agent in Its Individual Capacity                              89
        9.9   Successor Agents                                              89
        9.10  Authorization to Release Liens and Guarantees                 89
        9.11  The Arranger and the Syndication Agent                        89

SECTION 10.  MISCELLANEOUS                                                  90
        10.1   Amendments and Waivers                                       90
        10.2   Notices                                                      91
        10.3   No Waiver; Cumulative Remedies                               92
        10.4   Survival of Representations and Warranties                   92
        10.5   Payment of Expenses                                          92
        10.6   Successors and Assigns; Participations and Assignments       94
        10.7   Adjustments; Set-off                                         96
        10.8   Counterparts                                                 97
        10.9   Severability                                                 97
        10.10  Integration                                                  97
        10.11  GOVERNING LAW                                                97
        10.12  Submission To Jurisdiction; Waivers                          97
        10.13  Acknowledgments                                              98
        10.14  WAIVERS OF JURY TRIAL                                        98
        10.15  Confidentiality                                              98
        10.16  Release of Collateral and Guarantee Obligations              99
        10.17  Delivery of Lender Addenda                                   99


              AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 31, 1999, among CUMULUS MEDIA INC., an Illinois corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor, lead arranger and book manager (in such capacity, the "Arranger"), BARCLAYS CAPITAL, as syndication agent (in such capacity, the "Syndication Agent"), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H:


              WHEREAS, the Borrower, the financial institutions party thereto and Lehman Commercial Paper Inc., as administrative agent, are parties to the Credit Agreement, dated as of March 2, 1998 and as heretofore amended, supplemented or otherwise modified (the "Existing Credit Agreement");

              WHEREAS, the Borrower has entered into asset purchase agreements with the sellers named therein providing for the purchase by the Borrower of properties and assets to be used in the operation of radio broadcast stations (collectively, the "Acquisition"), as described in the asset purchase agreements listed on Schedule 1.1A (collectively, the "Acquisition Agreements");

              WHEREAS, the Borrower desires to finance the Acquisition and other acquisitions of properties and assets to be used in the operation of radio broadcast stations and to finance the Borrower's ongoing working capital and general corporate needs;

              WHEREAS, the Borrower wishes to amend and restate the Existing Credit Agreement; and

              WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement on and subject to the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Closing Date the Existing Credit Agreement will be amended and restated in its entirety as follows:


                             1. SECTION DEFINITIONS

              1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
       Section 1.1.

              "Acquisition": as defined in the recitals to this Agreement.

              "Acquisition Agreements": as defined in the recitals to this Agreement.

              "Adjustment Date": as defined in the Pricing Grid.

              "Administrative Agent": as defined in the preamble hereto.

              "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or
       (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

              "Agents": the collective reference to the Syndication Agent and the Administrative Agent.

              "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans, (ii) the amount of such Lender's Seven-Year Revolving Credit Commitment then in effect or, if the Seven-Year Revolving Credit Commitments have been terminated, the amount of such Lender's Seven-Year Revolving Extensions of Credit then outstanding and (iii) the amount of such Lender's 364-Day Revolving Credit Commitments then in effect or, if the 364-Day Revolving Credit Commitments have been terminated, the amount of such Lender's 364-Day Revolving Credit Loans then outstanding.

              "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

              "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

              "Applicable Margin": for each Type of Loan, the rate per annum set forth opposite such Loan under the relevant column heading below:

                                                                               3

                                               Base Rate          Eurodollar
                                                 Loans              Loans
                                               ---------          ----------
              Revolving Credit Loans             2.000%              3.000%
              Conversion Term Loans              2.000%              3.000%
              Tranche B Term Loans               2.000%              3.000%
              Tranche C Term Loans               2.125%              3.125%

       provided, that on and after the first Adjustment Date occurring on or after the date of delivery pursuant to Section 6.1 of the Borrower's financial statements for the period ending December 31, 1999, the Applicable Margins with respect to Revolving Credit Loans and Term Loans will be determined pursuant to the Pricing Grid.

              "Application": an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

              "Arranger": as defined in the preamble hereto.

              "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (e) of Section 7.5) in excess of $25,000.

              "Assignee": as defined in Section 10.6(c).

              "Assignor": as defined in Section 10.6(c).

              "Available Seven-Year Revolving Credit Commitment": with respect to any Seven-Year Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Seven-Year Revolving Credit Commitment then in effect over (b) such Lender's Seven-Year Revolving Extensions of Credit then outstanding.

              "Available 364-Day Revolving Credit Commitment": with respect to any 364-Day Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender's 364-Day Revolving Credit Commitment then in effect over (b) such Lender's 364-Day Revolving Credit Loans then outstanding.

              "Barclays Capital": the investment banking division of Barclays Bank PLC.

              "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

              "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

              "Benefitted Lender": as defined in Section 10.7(a).

              "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

              "Borrower": as defined in the preamble hereto.

              "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

              "BSI": Broadcast Software International, Inc.

              "Business": as defined in Section 4.17(b).

              "Business Day": (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

              "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

              "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

              "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

              "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

              "C/D Assessment Rate": for any day as applied to any Base Rate Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

              "C/D Reserve Percentage": for any day as applied to any Base Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

              "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than August 31, 1999.

              "Code": the Internal Revenue Code of 1986, as amended from time to time.

              "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

              "Commitment": with respect to any Lender, each of the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment, the Seven-Year Revolving Credit Commitment and the 364-Day Revolving Credit Commitment of such Lender.

              "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

              "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

              "Confidential Information Memorandum": the Confidential Information Memorandum dated July 1999 and furnished to the initial Lenders in connection with the syndication of the Facilities.

              "Consolidated Current Assets": at any date, all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption

       "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

              "Consolidated Current Liabilities": at any date, all amounts which would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans to the extent otherwise included therein.

              "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, provided that in the event that the Borrower or any Restricted Subsidiary makes any cash payment in respect of any such non-cash charge, such cash payment shall be deducted from Consolidated EBITDA in the period in which such payment is made, and plus Cost Savings for such period, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of
       (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis; provided, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Restricted Subsidiaries in a Permitted Acquisition during such period, and any Cost Savings in connection with such Permitted Acquisition, shall be included in the calculation of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period on a pro forma basis for such period (assuming the consummation of such Permitted Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated statements of income and of cash flows (which statement of cash flows need only be sufficient to reflect broadcast cash flows and EBITDA) of such acquired Person and its consolidated Subsidiaries for the period in respect of which Consolidated EBITDA is to be calculated, and, to the extent available, the related statement of stockholders' equity for such period and the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person, (A) have been provided to the Administrative Agent and the Lenders prior to the date of such Acquisition and (B) either (x) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (y) have been found acceptable by the Administrative Agent, it being understood that the acceptability of such financial statements would be determined based on the quality and method of presentation, and not the substance, of the financial information presented therein, and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Restricted Subsidiaries, or attributable to the assets of the Borrower or any Restricted Subsidiary sold in any Asset Sale, during such period shall be excluded from the calculation of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

              "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period less Maintenance CapEx for such period to (b) Consolidated Fixed Charges for such period.

              "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) provision for cash income taxes made by the Borrower or any of its Restricted Subsidiaries on a consolidated basis in respect of such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Restricted Subsidiaries (including scheduled principal payments in respect of the Term Loans and scheduled reductions of the Seven-Year Revolving Credit Commitments) and (d) total cash dividend payments made during such period in respect of Preferred Stock.

              "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

              "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements in respect of interest or exchange rates to the extent such net costs are allocable to such period in accordance with GAAP) minus total cash interest income (calculated as if the Eurodollar Rate in effect on the Calculation Date (as defined below) had been the applicable rate for the entire period) of the Borrower and its Restricted Subsidiaries for such period with respect to Excess Cash on Hand (after giving effect to any allocation of Excess Cash on Hand to be used for Permitted Acquisitions) on the Calculation Date. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any

       Indebtedness or issues or redeems Preferred Stock subsequent to the commencement of the period for which the calculation of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Interest Coverage Ratio is made (the "Calculation Date"), then Consolidated Interest Expense shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made as determined in good faith by a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedge Agreements applicable to such Indebtedness). Interest that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

              "Consolidated Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

              "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

              "Consolidated Senior Debt": all Consolidated Total Debt other than Subordinated Debt.

              "Consolidated Senior Debt Ratio": as of the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

              "Consolidated Total Debt": at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

              "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

              "Continuing Directors": the directors of the Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors of the Borrower.

              "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

              "Control Investment Affiliate": as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

              "Conversion Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

              "Conversion Term Loan Lenders": each Lender which is the holder of a Conversion Term Loan.

              "Conversion Term Loan Percentage": as to any Conversion Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender's Conversion Term Loans then outstanding constitutes of the aggregate principal amount of the Conversion Term Loans then outstanding.

              "Conversion Term Loans": as defined in Section 2.5.

              "Cost Savings": for any period, cost savings attributable to such period in conjunction with a Permitted Acquisition which result from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, reductions in taxes other than income taxes, and other similar cost savings attributable to such Permitted Acquisition, which cost savings the Borrower reasonably believes in good faith would have been achieved during such period as a result of such acquisition (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP); provided that
       (a) such cost savings and cost savings measures were identified and such cost savings were quantified in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of the consummation of such Permitted Acquisition (it being understood that such certificate may be amended by the Borrower from time to time thereafter by furnishing a revised certificate of a Responsible Officer as to the matters set forth in this clause (a)) and (b) with respect to each Permitted Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Borrower or its Restricted Subsidiaries within 90 days of such acquisition to effect the cost savings measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings were ultimately achieved).

              "Cumulus Wireless": Cumulus Wireless Services Inc., a Nevada corporation that is a Wholly Owned Subsidiary of Cumulus Broadcasting, Inc. and a Subsidiary Guarantor.

              "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

              "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; the terms "Dispose" and "Disposed of" shall have correlative meanings.

              "Dollars" and "$": dollars in lawful currency of the United States of America.

              "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

              "ECF Percentage": 75%; provided, that the ECF Percentage shall be 50% in respect of any fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 5.0 to 1.0.

              "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

              "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

              "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

              "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

              "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

              "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

              "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

              "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

              "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Borrower over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Credit Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans and other Funded Debt during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Borrower and (viii) the aggregate amount of all dividends paid in cash in respect of Exchangeable Preferred Stock during such fiscal year.

              "Excess Cash Flow Application Date": as defined in Section
       2.11(c).

              "Excess Cash on Hand": at any date, an amount equal to cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on hand on such date minus $2,500,000.

              "Exchangeable Preferred Stock": the Borrower's Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009, as the terms for such Preferred Stock may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

              "Excluded Foreign Subsidiaries": Caribbean Communications Company Limited and any other Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

              "Existing Credit Agreement": as defined in the recitals to this Agreement.

              "Existing Issuing Lender": Lehman Commercial Paper Inc., as issuer of the Existing Letters of Credit.

              "Existing Letters of Credit": the collective reference to the outstanding letters of credit listed on Schedule 1.1C issued for the account of the Borrower pursuant to the terms of the Existing Credit Agreement.

              "Facility": each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Loan Facility"), (b) the Tranche C Term Loan Commitments and the Tranche C Term Loans made thereunder (the "Tranche C Term Loan Facility"), (c) the Seven-Year Revolving Credit Commitments and the Seven-Year Revolving Extensions of Credit made thereunder (the "Seven-Year Revolving Credit Facility"), (d) the 364-Day Revolving Credit Commitments and the 364-Day Revolving Credit Loans made thereunder (the "364-Day Revolving Credit Facility") and (e) the Conversion Term Loans (the "Conversion Term Loan Facility").

              "FCC": the Federal Communications Commission (or any successor).

              "FCC Licenses": Licenses issued by the FCC to own and operate radio stations owned or acquired by the Borrower and its Subsidiaries.

              "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

              "Final Maturity Date": February 28, 2008.

              "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

              "Funded Debt": as to any Person, all Indebtedness (other than issued but undrawn Letters of Credit) of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans; provided, that for purposes of calculating Funded Debt of the Borrower, the Preferred Stock and any obligations in respect of such Preferred Stock described in clause (g) or (k) of the definition of Indebtedness shall be excluded.

              "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

              "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(a).

              "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

              "Guarantee and Collateral Agreement": the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

              "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

              "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

              "Indebtedness": of any Person at any date, without duplication,
       (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person,
       (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through
       (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of
       Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

              "Indemnified Liabilities": as defined in Section 10.5.

              "Indemnitee": as defined in Section 10.5.

              "Indentures": the collective reference to the Senior Subordinated
       Note Indenture and the Subordinated Exchange Debenture Indenture.

              "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

              "Insolvent": pertaining to a condition of Insolvency.

              "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

              "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate
        Loan), the date of any repayment or prepayment made in respect thereof.

              "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

              (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii) any Interest Period that would otherwise extend beyond the 364-Day Revolving Credit Date, the Seven-Year Revolving Credit Termination Date or beyond the date final payment is due on the Conversion Term Loans, the Tranche B Term Loans or the Tranche C Term Loans, as the case may be, shall end on the 364-Day Revolving Credit Date, the Seven Year Revolving Credit Termination Date or such due date, as applicable;

              (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

              (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

              "Investments": as defined in Section 7.8.

              "Issuing Lender": the Existing Issuing Lender and any other Seven-Year Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the approval of such Seven-Year Revolving Credit Lender and the Administrative Agent.

              "L/C Commitment": $25,000,000; provided, however, that the L/C Commitment shall be reduced in consecutive installments on each of the dates set forth in Section 2.3(b), commencing on December 31, 2001, each of which reductions shall be in an amount equal to the percentage set forth in Section 2.3(b) opposite such date multiplied by the L/C Commitment on the Closing Date; and provided, further, that the L/C Commitment shall not be reduced to an amount less than $15,000,000.

              "L/C Fee Payment Date": the last day of each March, June, September and December and the Seven-Year Revolving Credit Termination Date.

              "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

              "L/C Participants": with respect to any Letter of Credit, the collective reference to all the Seven-Year Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

              "Lehman Entity": any of Lehman Commercial Paper or any of its affiliates (including Syndicated Loan Funding Trust).

              "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit I to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

              "Lenders": as defined in the preamble hereto.

              "Letters of Credit": as defined in Section 3.1(a).

              "Licenses": as defined in Section 4.23.

              "License Subsidiary": the collective reference to Cumulus Licensing Corp., a Nevada corporation, and any other direct or indirect Subsidiary of the Borrower that holds FCC Licenses and engages in no other business.

              "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

              "Loan": any loan made by any Lender pursuant to this Agreement.

              "Loan Documents": this Agreement, the Security Documents, the Applications and the Notes.

              "Loan Parties": the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

              "Local Marketing Agreement": any local marketing agreement entered into between the Borrower or any of its Restricted Subsidiaries and a seller of the stock or assets of a radio broadcast station.

              "Maintenance CapEx": for each fiscal year of the Borrower, the product of $30,000 multiplied by the number of radio broadcast stations owned by the Borrower and its Restricted Subsidiaries as at the last day of the applicable measurement period.

              "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or (a) in the case of the Seven-Year Revolving Credit Facility, prior to any termination of the Seven-Year Revolving Credit Commitments, the holders of more than 50% of the aggregate amount of the Total Seven-Year Revolving Credit Commitments and
       (b) in the case of the 364-Day Revolving Credit Facility, prior to any termination of the 364-Day Revolving Credit Commitments, the holders of more than 50% of the Total 364-Day Revolving Credit Commitments).

              "Majority Seven-Year Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the Seven-Year Revolving Credit Facility.

              "Majority 364-Day Revolving Credit Facility Lenders": the Majority Facility Lenders in respect of the 364-Day Revolving Credit Facility.

              "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

              "Material Environmental Amount": an amount payable by the Borrower and/or its Restricted Subsidiaries in excess of $5,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

              "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, forces, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, radioactivity, polychlorinated biphenyls and urea-formaldehyde insulation.

              "Mortgaged Properties": the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

              "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

              "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

              "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                  "Non-Excluded Taxes":  as defined in Section 2.19(a).

                  "Non-Recourse Debt": Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor or otherwise), (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than the Obligations) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and
         (c) the explicit terms of which provide that there is no recourse against the Capital Stock or any of the assets of the Borrower or its Restricted Subsidiaries.

                  "Non-U.S. Lender":  as defined in Section 2.19(d).

                  "Notes": the collective reference to any promissory note evidencing Loans.

                  "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given by the Borrower in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (a) obligations of the Borrower under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

                  "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                  "Participant":  as defined in Section 10.6(b).

                  "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                  "Permitted Acquisition": (a) the Acquisition and any other acquisition for which the Borrower has obtained the prior written approval of the Required Lenders and (b) any other acquisition made by the Borrower or any of its Restricted Subsidiaries so long as, with respect to any such other acquisition, the following conditions are satisfied:

                  (i) no Default or Event of Default shall have occurred and be continuing or would result from such acquisition;

                  (ii) after giving effect to such acquisition, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 (such pro forma calculation to be made on the basis of the financial statements most recently delivered by the Borrower to the Lenders prior to the date of such acquisition and on the basis of financial covenant levels applicable to the last day of the fiscal period covered by such financial statements);

                  (iii) the target of such acquisition shall have no more than $1,000,000 of negative cash flow after giving effect to any Cost Savings;

                  (iv) the target of such acquisition shall be the stock or assets of a radio station located in the United States of America or in the Caribbean;

                  (v) the acquisition shall conform with the Borrower's stated management strategy to acquire more than one station in any market in which it acquires a station;

                  (vi) the acquisition shall be (A) in an existing market of the Borrower, (B) in a market where the Borrower has entered, or intends to enter, into a contractual arrangement to purchase the stock or assets of another radio station or (C) in a market where the target (or targets) of such acquisition has (or have) a minimum market share of 15% of the "12 plus" audience, as measured by Arbitron (or a comparable rating service acceptable to the Administrative Agent) in its most recent rating survey;

                  (vii) the aggregate consideration for such acquisition shall not exceed $40,000,000;

                  (viii) after giving effect to such acquisition, the aggregate Available Seven-Year Revolving Credit Commitments shall be at least $10,000,000; and

                  (ix) an environmental audit satisfactory to the Administrative Agent shall have been performed with respect to the properties to be acquired.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Preferred Stock": the collective reference to (a) the Exchangeable Preferred Stock and (b) any additional non-voting cumulative preferred stock issued by the Borrower after the date hereof so long as any such preferred stock referred to in this clause (b), by its terms, (i) may not be purchased, redeemed, retired or otherwise acquired for value prior to the first anniversary of the Final Maturity Date and (ii) provides for the payment of dividends thereon solely in additional shares of non-voting cumulative preferred stock.

                  "Pricing Grid": the pricing grid for Loans attached hereto as Annex A.

                  "Pro Forma Balance Sheet":  as defined in Section 4.1(c).

                  "Projections":  as defined in Section 6.2(c).

                  "Properties":  as defined in Section 4.17(a).

                  "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                  "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.

                  "Reference Lender": Bankers Trust Company or such other bank agreed upon by the Administrative Agent and the Borrower.

                  "Register": as defined in Section 10.6(d).

                  "Regulation H": Regulation H of the Board as in effect from time to time.

                  "Regulation U": Regulation U of the Board as in effect from time to time.

                  "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

                  "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith which are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.11(a) or 2.11(b) as a result of the delivery of a Reinvestment Notice.

                  "Reinvestment Event": any issuance of Capital Stock, incurrence of Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Section 7.2(i)) as in effect on the date of this Agreement), Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                  "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an issuance of Capital Stock, incurrence of Indebtedness, Asset Sale or Recovery Event, as the case may be, to acquire assets useful in its business.

                  "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

                  "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

                  "Related Fund": with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                  "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsection.27,.28,.29,.30,.31,.32,.34 or.35 of PBGC Reg. ss. 4043.

                  "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the Total Seven-Year Revolving Credit Commitments then in effect or, if the Seven-Year Revolving Credit Commitments have been terminated, the Total Seven-Year Revolving Extensions of Credit then outstanding and (iii) the Total 364-Day Revolving Credit Commitments then in effect or, if the 364-Day Revolving Credit Commitments have been terminated, the Total 364-Day Revolving Extensions of Credit then outstanding.

                  "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                  "Responsible Officer": the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

                  "Restricted Payments":  as defined in Section 7.6.

                  "Restricted Subsidiary": each Subsidiary of the Borrower other than an Unrestricted Subsidiary.

                  "Revolving Credit Commitment": as to any Lender, the collective reference to such Lender's Seven-Year Revolving Credit Commitment and/or its 364-Day Revolving Credit Commitment.

                  "Revolving Credit Lender": the collective reference to the Seven-Year Revolving Credit Lenders and the 364-Day Revolving Credit Lenders.

                  "Revolving Credit Loans": the collective reference to the Seven-Year Revolving Credit Loans and the 364-Day Revolving Credit Loans.

                  "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

                  "Sellers": the collective reference to each of the sellers party to any of the Acquisition Agreements.

                  "Senior Subordinated Note Indenture": the Indenture, dated as of July 1, 1998, among the Borrower, the Subsidiaries listed therein and Firstar Bank of Minnesota, N.A., as trustee, in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

                  "Senior Subordinated Notes": up to $160,000,000 in aggregate principal amount of the Borrower's 10-3/8% senior subordinated notes due 2008 issued pursuant to the Senior Subordinated Note Indenture.

                  "Seven-Year Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make Seven-Year Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Seven-Year Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be reduced from time to time pursuant to Sections 2.3(b), 2.7, 2.9 and
         2.11 or otherwise changed from time to time pursuant to the terms hereof. The original amount of the Total Seven-Year Revolving Credit Commitments is $50,000,000.

                  "Seven-Year Revolving Credit Commitment Period": the period from and including the Closing Date to the Seven-Year Revolving Credit Termination Date.

                  "Seven-Year Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

                  "Seven-Year Revolving Credit Lender": each Lender which has a Seven-Year Revolving Credit Commitment or which is the holder of Seven-Year Revolving Extensions of Credit.

                  "Seven-Year Revolving Credit Loans": as defined in Section 2.3(a).

                  "Seven-Year Revolving Credit Percentage": as to any Seven-Year Revolving Credit Lender at any time, the percentage which such Lender's Seven-Year Revolving Credit Commitment then constitutes of the Total Seven-Year Revolving Credit Commitments (or, at any time after the Seven-Year Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender's Seven-Year Extensions of Credit then outstanding constitutes of the amount of the Total Seven-Year Revolving Extensions of Credit then outstanding).

                  "Seven-Year Revolving Credit Termination Date": September 30, 2006.

                  "Seven-Year Revolving Extensions of Credit": as to any Seven-Year Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Seven-Year Revolving Credit Loans made by such Lender then outstanding and (b) such Lender's Seven-Year Revolving Credit Percentage of the L/C Obligations then outstanding.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "Specified Change of Control": a "Change of Control" (or an event of similar designation), as defined in any Indenture.

                  "Specified Hedge Agreement": any Hedge Agreement (a) entered into by (i) the Borrower and (ii) any Lender or any affiliate thereof, as counterparty, and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement.

                  "Subordinated Debt": the collective reference to (a) the Senior Subordinated Notes, (b) the Subordinated Exchange Debentures and
         (c) any other unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries so long as, with respect to any such Subordinated Debt referred to in this clause (c), (i) no part of the principal thereof shall be required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Final Maturity Date, (ii) the payment of the principal of and interest thereon and on other obligations of the Borrower and its Restricted Subsidiaries in respect thereof shall be subordinated, on terms and conditions approved in writing by the Required Lenders, to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other obligations and liabilities of the Loan Parties to the Agents and the Lenders hereunder and under the other Loan Documents and (iii) all other terms and conditions thereof shall be satisfactory in form and substance to the Required Lenders (as evidenced by their prior written approval thereof).

                  "Subordinated Exchange Debenture Indenture": the Indenture to be entered into by the Borrower and U.S. Bank Trust National Association, as trustee, in connection with the issuance of the Subordinated Exchange Debentures, together with all instruments and other agreements entered into by the Borrower in connection therewith, in the form delivered to the Administrative Agent pursuant to Section 5.1(d), as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

                  "Subordinated Exchange Debentures": up to $250,000,000 in aggregate principal amount of subordinated exchange debentures of the Borrower to be issued pursuant to the Subordinated Exchange Debenture Indenture upon the exchange, at the Borrower's option, of shares of Exchangeable Preferred Stock.

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "Subsidiary Guarantor": each Subsidiary of the Borrower other than (a) any Excluded Foreign Subsidiary and (b) any Unrestricted Subsidiary.

                  "Syndication Agent":  as defined in the preamble hereto.

                  "Syndication Date": the date on which the Syndication Agent completes the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement.

                  "Term Loan Commitment": as to any Lender, the collective reference to such Lender's Tranche B Term Loan Commitment and/or its Tranche C Term Loan Commitment.

                  "Term Loan Facilities": the collective reference to the Conversion Term Loan Facility, the Tranche B Term Loan Facility and the Tranche C Term Loan Facility.

                  "Term Loan Lenders": the collective reference to the Conversion Term Loan Lenders, the Tranche B Term Loan Lenders and the Tranche C Term Loan Lenders.

                  "Term Loans": the collective reference to the Conversion Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

                  "364-Day Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make 364-Day Revolving Credit Loans, in an aggregate principal amount not to exceed the amount set forth under the heading "364-Day Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be reduced from time to time pursuant to Sections 2.3(b), 2.7, 2.9 and
         2.11 or otherwise changed from time to time pursuant to the terms hereof. The original amount of the Total 364-Day Revolving Credit Commitments is $50,000,000.

                  "364-Day Revolving Credit Commitment Period": the period from and including the Closing Date to the 364-Day Revolving Credit Termination Date.

                  "364-Day Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

                  "364-Day Revolving Credit Lender": each Lender which has a 364-Day Revolving Credit Commitment or which is the holder of 364-Day Revolving Credit Loans.

                  "364-Day Revolving Credit Loans":  as defined in Section
         2.3(a).

                  "364-Day Revolving Credit Percentage": as to any 364-Day Revolving Credit Lender at any time, the percentage which such Lender's 364-Day Revolving Credit Commitment then constitutes of the Total 364-Day Revolving Credit Commitments (or, at any time after the 364-Day Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's 364-Day Revolving Credit Loans then outstanding constitutes of the amount of the Total 364-Day Revolving Extensions of Credit then outstanding).

                  "364-Day Revolving Credit Termination Date": the date that is 364 days after the Closing Date.

                  "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

                  "Total Revolving Extensions of Credit": at any time, the aggregate amount of the the Total Seven-Year Revolving Extensions of Credit and the Total 364-Day Revolving Extensions of Credit.

                  "Total Seven-Year Revolving Credit Commitments": at any time, the aggregate amount of the Seven-Year Revolving Credit Commitments then in effect.

                  "Total Seven-Year Revolving Extensions of Credit": at any time, the aggregate amount of the Seven-Year Revolving Extensions of Credit of the Seven-Year Revolving Credit Lenders outstanding at such time.

                  "Total 364-Day Revolving Credit Commitments": at any time, the aggregate amount of the 364-Day Revolving Credit Commitments then in effect.

                  "Total 364-Day Revolving Extensions of Credit": at any time, the aggregate amount of the 364-Day Revolving Credit Loans of the 364-Day Revolving Credit Lenders outstanding at such time.

                  "Tranche B Term Loan": as defined in Section 2.1.

                  "Tranche B Term Loan Commitment": as to any Tranche B Term Loan Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Loan Commitments is $75,000,000.

                  "Tranche B Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

                  "Tranche B Term Loan Lender": each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

                  "Tranche B Term Loan Percentage": as to any Tranche B Term Loan Lender at any time, the percentage which such Lender's Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

                  "Tranche C Term Loan":  as defined in Section 2.1.

                  "Tranche C Term Loan Commitment": as to any Tranche C Term Loan Lender, the obligation of such Lender, if any, to make a Tranche C Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche C Term Loan Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche C Term Loan Commitments is $50,000,000.

                  "Tranche C Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

                  "Tranche C Term Loan Lender": each Lender that has a Tranche C Term Loan Commitment or is the holder of a Tranche C Term Loan.

                  "Tranche C Term Loan Percentage": as to any Tranche C Term Loan Lender at any time, the percentage which such Lender's Tranche C Term Loan Commitment then constitutes of the aggregate Tranche C Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche C Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche C Term Loans then outstanding).

                  "Transferee":  as defined in Section 10.15.

                  "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                  "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                  "Unrestricted Subsidiary": each of Cumulus Internet Services Inc. and Cumulus Telecommunications Inc., each a Nevada corporation and a Subsidiary of the Borrower, provided that (a) neither such Subsidiary owns or holds any Lien on any property of the Borrower or any Restricted Subsidiary of the Borrower, (b) all the Indebtedness of each such Subsidiary shall consist of Non-Recourse Debt, (c) neither such Subsidiary is a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary not permitted by Section 7.10, (d) neither such Subsidiary, directly or indirectly, owns any Indebtedness or Capital Stock of, or has any Investments in, the Borrower or any Restricted Subsidiary of the Borrower and (e) each such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock, (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results or (iii) otherwise to guarantee performance or payment. If, at any time, either of the foregoing Unrestricted Subsidiaries would fail to meet the foregoing requirements as an Unrestricted Subsidiary (or, in the case of Cumulus Internet Services Inc., is redesignated by the Borrower as a Restricted Subsidiary), such Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date, any Liens on the property of such Subsidiary shall be deemed to be Liens on property of a Restricted Subsidiary, any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary as of such date (and, if such Indebtedness, Investments or Liens are not permitted to be incurred or to exist hereunder, the Borrower shall be in default hereunder) and the Borrower shall promptly comply with the requirements of Section 6.10(c) with respect to such Subsidiary. The Board of Directors of the Borrower may designate Cumulus Internet Services Inc. to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 (such pro forma calculation to be made on the basis of the financial statements most recently delivered by the Borrower to the Lenders prior to the date of such designation and on the basis of financial covenant levels applicable to the last day of the fiscal period covered by such financial statements).

                  "Utilization Percentage": for any fiscal quarter, (a) with respect to the Seven-Year Revolving Credit Facility, the percentage equivalent of a fraction (i) the numerator of which is the aggregate average daily amount of the Total Seven-Year Revolving Extensions of Credit during such period and (ii) the denominator of which is the aggregate average daily amount of the Total Seven-Year Revolving Credit Commitments during such period (it being understood that, with respect to any day after termination of such Commitments, the Total Seven-Year Revolving Credit Commitments for such day shall be deemed to be the Total Seven-Year Revolving Credit Commitments in effect immediately preceding such termination), and (b) with respect to the 364-Day Revolving Credit Facility, the percentage equivalent of a fraction (i) the numerator of which is the aggregate average daily amount of the Total 364-Day Revolving Extensions of Credit during such period and (ii) the denominator of which is the aggregate average daily amount of the Total 364-Day-Year Revolving Credit Commitments during such period (it being understood that, with respect to any day after termination of such Commitments, the Total 364-Day Revolving Credit Commitments for such day shall be deemed to be the Total 364-Day Revolving Credit Commitments in effect immediately preceding such termination).

                  "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                  SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

                  2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) the Tranche B Term Loan Lenders severally agree to make term loans (each, a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount for each Tranche B Term Loan Lender not to exceed the amount of the Tranche B Term Loan Commitment of such Lender and (b) the Tranche C Term Loan Lenders severally agree to make term loans (each, a "Tranche C Term Loan") to the Borrower on the Closing Date in an amount for each Tranche C Term Loan Lender not to exceed the amount of the Tranche C Term Loan Commitment of such Lender. The obligations of the Term Loan Lenders to make Tranche B Term Loans and Tranche C Term Loans terminate following the Closing Date. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

                  2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date), requesting that the Term Loan Lenders make the Tranche B Term Loans and Tranche C Term Loans on the Closing Date and specifying the amount and Type of such Term Loans to be borrowed. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Each Term Loan Lender will make the amount of its pro rata share of each borrowing of the Term Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Closing Date in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

                  2.3 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, (i) each Seven-Year Revolving Credit Lender severally agrees to make revolving credit loans ("Seven-Year Revolving Credit Loans") to the Borrower from time to time during the Seven-Year Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Seven-Year Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Seven-Year Revolving Credit Commitment and (ii) each 364-Day Revolving Credit Lender severally agrees to make revolving credit loans ("364-Day Revolving Credit Loans") to the Borrower from time to time during the 364-Day Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender's 364-Day Revolving Credit Commitment. During the Seven-Year Revolving Credit Commitment Period, the Borrower may use the Seven-Year Revolving Credit Commitments by borrowing, prepaying the Seven-Year Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. During the 364-Day Revolving Credit Commitment Period, the Borrower may use the 364-Day Revolving Credit Commitments by borrowing, prepaying the 364-Day Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.12, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to (A) the Seven-Year Revolving Credit Termination Date in the case of Seven-Year Revolving Credit Loans or (B) the 364-Day Revolving Credit Termination Date in the case of 364-Day Revolving Credit Loans.

                  (b) The Seven-Year Revolving Credit Commitment of each Seven-Year Revolving Credit Lender shall be reduced in 20 consecutive installments on the dates set forth below, commencing on December 31, 2001, each of which reductions shall be in an amount equal to such Lender's Seven-Year Revolving Credit Percentage multiplied by an amount equal to (i) the percentage set forth below opposite such date multiplied by (ii) the aggregate initial principal amount of the Seven-Year Revolving Credit Commitments of the Seven-Year Revolving Credit Lenders on the Closing Date:


               Installment                    Percentage
               -----------                    ----------
               December 31, 2001                   1.25%
               March 31, 2002                      1.25%
               June 30, 2002                       1.25%
               September 30, 2002                  1.25%
               December 31, 2002                   1.25%
               March 31, 2003                      1.25%
               June 30, 2003                       1.25%
               September 30, 2003                  1.25%
               December 31, 2003                   2.50%
               March 31, 2004                      2.50%
               June 30, 2004                       2.50%
               September 30, 2004                  2.50%
               December 31, 2004                   5.00%
               March 31, 2005                      5.00%
               June 30, 2005                       5.00%
               September 30, 2005                  5.00%
               December 31, 2005                  15.00%
               March 31, 2006                     15.00%
               June 30, 2006                      15.00%
               September 30, 2006                 15.00%


                  2.4 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Seven-Year Revolving Credit Commitments during the Seven-Year Revolving Credit Commitment Period, and may borrow under the 364-Day Revolving Credit Commitments during the 364-Day Revolving Credit Commitment Period, in each case on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or
(b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) whether such requested Loans are Seven-Year Revolving Credit Loans or 364-Day Revolving Credit Loans, (ii) the requested Borrowing Date and
(iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to
(x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, (A) with respect to Seven-Year Revolving Credit Loans, if the then aggregate Available Seven-Year Revolving Credit

Commitments are less than $1,000,000, such lesser amount and (B) with respect to 364-Day Revolving Credit Loans, if the then aggregate Available 364-Day Revolving Credit Commitments are less than $1,000,000, such lesser amount) and
(y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Seven-Year Revolving Credit Lender or 364-Day Revolving Credit Lender, as the case may be, thereof. Each such Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

                  2.5 Conversion Term Loans. Subject to the terms and conditions hereof, the Borrower may, on the 364-Day Revolving Credit Termination Date, convert all or any portion of outstanding 364-Day Revolving Credit Loans of any 364-Day Revolving Credit Lender to term loans ("Conversion Term Loans"); provided that if the Borrower elects to convert any portion of the 364-Day Revolving Credit Loans of any such Lender on the 364-Day Revolving Credit Termination Date, the Borrower must elect to convert the same percentage portion of the outstanding 364-Day Revolving Credit Loans of each other 364-Day Revolving Credit Lender. Such conversion shall be requested by the Borrower by irrevocable notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) three Business Days prior to the 364-Day Revolving Credit Termination Date, if all or any part of the Conversion Term Loans are to be Eurodollar Loans, or (b) one Business Day prior to the 364-Day Revolving Credit Termination Date, otherwise), specifying (i) the amount of 364-Day Revolving Credit Loans to be converted to Conversion Term Loans, (ii) the initial Type of the Conversion Term Loans and
(iii) in the case of Conversion Term Loans that are to be initially Eurodollar Loans, the amount thereof and the length of the initial Interest Period therefor. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each 364-Day Revolving Credit Lender thereof. On the 364-Day Revolving Credit Termination Date, outstanding 364-Day Revolving Credit Loans shall be converted to Conversion Term Loans in accordance with such notice. The 364-Day Revolving Credit Loans of each 364-Day Revolving Credit Lender, to the extent not converted to Conversion Term Loans on the 364-Day Revolving Credit Termination Date, shall mature and be payable in full on such date.

                  2.6 Repayment of Term Loans. (a) The Tranche B Term Loan of each Tranche B Lender shall mature in 24 consecutive quarterly installments, commencing on December 31, 2001, each of which shall be in an amount equal to such Lender's Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:


              Installment                        Principal Amount
              -----------                        ----------------
              December 31, 2001                          $187,500
              March 31, 2002                             $187,500


              Installment                        Principal Amount
              -----------                        ----------------
              June 30, 2002                              $187,500
              September 30, 2002                         $187,500
              December 31, 2002                          $187,500
              March 31, 2003                             $187,500
              June 30, 2003                              $187,500
              September 30, 2003                         $187,500
              December 31, 2003                          $187,500
              March 31, 2004                             $187,500
              June 30, 2004                              $187,500
              September 30, 2004                         $187,500
              December 31, 2004                          $187,500
              March 31, 2005                             $187,500
              June 30, 2005                              $187,500
              September 30, 2005                         $187,500
              December 31, 2005                          $187,500
              March 31, 2006                             $187,500
              June 30, 2006                              $187,500
              September 30, 2006                         $187,500
              December 31, 2006                       $17,812,500
              March 31, 2007                          $17,812,500
              June 30, 2007                           $17,812,500
              September 30, 2007                      $17,812,500


                  (b) The Tranche C Term Loan of each Tranche C Lender shall mature in two consecutive quarterly installments, commencing on November 30, 2007, each of which shall be in an amount equal to such Lender's Tranche C Term Loan Percentage multiplied by the amount set forth below opposite such installment:



              Installment                                  Principal Amount
              -----------                                  ----------------
              November 30, 2007                                 $25,000,000
              February 28, 2008                                 $25,000,000

                  (c) The Conversion Term Loan of each Conversion Term Loan Lender shall mature in 20 consecutive quarterly installments on the dates set forth below, commencing on December 31, 2001, each of which shall be in an amount equal to such Lender's Conversion Term Loan Percentage multiplied by an amount equal to (i) the percentage set forth below opposite such date multiplied by (ii) the aggregate principal amount of 364-Day Revolving Credit Loans converted into Conversion Term Loans on the 364-Day Revolving Credit Termination
Date:


              Installment                              Percentage
              -----------                              ----------
              December 31, 2001                             2.50%
              March 31, 2002                                2.50%
              June 30, 2002                                 2.50%
              September 30, 2002                            2.50%
              December 31, 2002                             2.50%
              March 31, 2003                                2.50%
              June 30, 2003                                 2.50%
              September 30, 2003                            2.50%
              December 31, 2003                             3.75%
              March 31, 2004                                3.75%
              June 30, 2004                                 3.75%
              September 30, 2004                            3.75%
              December 31, 2004                             3.75%
              March 31, 2005                                3.75%
              June 30, 2005                                 3.75%
              September 30, 2005                            3.75%
              December 31, 2005                            12.50%
              March 31, 2006                               12.50%
              June 30, 2006                                12.50%
              September 30, 2006                           12.50%


                  2.7 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Seven-Year Revolving Credit Loan of such Revolving Credit Lender in installments according to the amortization schedule set forth in Section 2.3(b), in accordance with Section 2.11(e) and on the Seven-Year Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each 364-Day Revolving Credit Loan of such Revolving Credit Lender in accordance with Section 2.11(f) and on the 364-Day Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), to the extent such 364-Day Revolving Credit Loans are not converted to Conversion Term Loans on such date, and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the applicable amortization schedules set forth in
Section 2.6 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.14.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                  (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.7(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

                  (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively, with appropriate insertions as to date and principal amount.

                  2.8 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Seven-Year Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Seven-Year Revolving Credit Commitment Period, computed at a rate per annum, determined in accordance with the pricing grid attached hereto as Annex B, based upon the Utilization Percentage of the Seven-Year Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Seven-Year Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

                  (b) The Borrower agrees to pay to the Administrative Agent for the account of each 364-Day Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the 364-Day Revolving Credit Commitment Period, computed at a rate per annum, determined in accordance with the pricing grid attached hereto as Annex B, based upon the Utilization Percentage of the 364-Day Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the 364-Day Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

                  (c) The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Syndication Agent.

                  (d) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

                  2.9 Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Seven-Year Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Seven-Year Revolving Credit Commitments; provided that no such termination or reduction of Seven-Year Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Seven-Year Revolving Credit Loans made on the effective date thereof, the Total Seven-Year Revolving Extensions of Credit would exceed the Total Seven-Year Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Seven-Year Revolving Credit Commitments then in effect. On the date of each reduction of the Seven-Year Revolving Credit Commitments, there shall be an equal reduction in the amount of the 364-Day Revolving Credit Commitments.

                  (b) The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the 364-Day Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the 364-Day Revolving Credit Commitments; provided that no such termination or reduction of 364-Day Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the 364-Day Revolving Credit Loans made on the effective date thereof, the Total 364-Day Revolving Credit Extensions of Credit would exceed the Total 364-Day Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the 364-Day Revolving Credit Commitments then in effect. On the date of each reduction of the 364-Day Revolving Credit Commitments, there shall be an equal reduction in the amount of the Seven-Year Revolving Credit Commitments.

                  2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit

Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Optional prepayments of the Term Loans shall be applied to the Conversion Term Loans, the Tranche B Term Loans and the Tranche C Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.

              2.11 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Capital Stock shall be issued, or Indebtedness incurred, by the Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Section 7.2(i)) as in effect on the date of this Agreement), then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in
Section 2.11(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d).

              (b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, (i) the aggregate Reinvestment Deferred Amount in respect of Asset Sales and Recovery Events less any amounts expended prior to the most recent Reinvestment Prepayment Date to acquire assets useful in the Borrower's business shall not exceed (A) during the period from the Closing Date through and including December 31, 2000, $40,000,000 at any one time and (B) on and after January 1, 2001, $20,000,000 at any one time and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d).

              (c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2000, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in Section 2.11(d). Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

              (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to paragraphs (a), (b) and (c) of this Section shall be applied, first, to the prepayment of the Term Loans, in accordance with paragraph (g) below, and, second, to reduce permanently and ratably the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total 364-Day Revolving Extensions of Credit exceed the amount of the Total 364-Day Revolving Credit Commitments as so reduced, and to the extent, if any, that the Total Seven-Year Revolving Extensions of Credit exceed the amount of the Total Seven-Year Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Seven-Year Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.

              (e) If, at any time during the Seven-Year Revolving Credit Commitment Period, the Total Seven-Year Revolving Extensions of Credit exceeds the amount of the Total Seven-Year Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately repay the Seven-Year Revolving Credit Loans in an aggregate principal amount equal to such excess, provided that if the aggregate principal amount of Seven-Year Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.

              (f) If, at any time during the 364-Day Revolving Credit Commitment Period, the Total 364-Day Revolving Extensions of Credit exceeds the amount of the Total 364-Day Revolving Credit Commitments then in effect, the Borrower shall, without notice or demand, immediately repay the 364-Day Revolving Credit Loans in an aggregate principal amount equal to such excess.

              (g) The amount of each principal prepayment of the Term Loans shall be applied to the Conversion Term Loans, the Tranche B Term Loans and the Tranche C Term Loans ratably and to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed. The amount of each reduction of the Seven-Year Revolving Credit Commitments shall be applied to reduce the then remaining scheduled Seven-Year Revolving Credit Commitment reductions pro rata based upon the scheduled amounts of such reductions.

              (h) The application of any prepayment pursuant to this Section shall be made first to Base Rate Loans and second to Eurodollar Loans. Each prepayment of the Loans under this Section (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

              2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

              (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in
Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

              2.13 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

              2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

              (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

              (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Seven-Year Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Seven-Year Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

              (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

              2.15 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

              (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

              2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

              (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

              (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

              2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Tranche B Loan Percentages, Tranche C Term Loan Percentages, Conversion Term Loan Percentages, Seven-Year Revolving Credit Percentages or 364-Day Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans, and each payment in respect of the fees payable hereunder and the Reimbursement Obligations, shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

              (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each payment (including each prepayment) of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments.

              (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be allocated among the Revolving Credit Facilities pro rata according to the respective Total Revolving Credit Commitments in respect thereof. Each payment (including each prepayment) of the Revolving Credit Loans outstanding under any Revolving Credit Facility shall be allocated among the Revolving Credit Lenders holding such Revolving Credit Loans pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by such Revolving Credit Lenders, and, in the case of the Seven-Year Revolving Credit Facility, shall be applied to the scheduled reductions of such Revolving Credit Loans pro rata based on the remaining outstanding principal amount of such reductions. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

              (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

              (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

              (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

              2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

              (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

              (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                    (iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

              (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

              (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

              (d) Each Lender agrees that, in calculating the amounts payable by the Borrower pursuant to this Section, it will calculate such amounts on a basis no less favorable to the Borrower than the basis of calculation used by such Lender for other borrowers deemed by such Lender to be similarly situated.

              2.19 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

              (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

              (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this
Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

              (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit H and a Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

              (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

              2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense which such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

              2.21 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.20.

              2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).


                          SECTION 3. LETTERS OF CREDIT

         3.1 L/C Commitment. (a) Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender (other than the Existing Issuing Lender), in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the "Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Seven-Year Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Seven-Year Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

         (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

         (c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

         3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Each Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

         3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Seven-Year Revolving Credit Facility, shared ratably among the Seven-Year Revolving Credit Lenders in accordance with their respective Seven-Year Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for such Issuing Lender's own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by such Issuing Lender at a rate per annum agreed upon by the Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

         (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

         3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Seven-Year Revolving Credit Percentage in the obligations and rights of each Issuing Lender under each Letter of Credit issued by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Seven-Year Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

         (b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Seven-Year Revolving Credit Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

         (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by it, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to such L/C Participant.

         3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.14(b) and (ii) thereafter, Section 2.14(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.4 of Seven-Year Revolving Credit Loans that are Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

         3.6 Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

         3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

         3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.


                    SECTION 4. REPRESENTATIONS AND WARRANTIES

         To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

         4.1 Financial Condition. (a) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1997 and December 31, 1998, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Pricewaterhouse Coopers LLP present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 1999, and the related unaudited consolidated statements of income and of cash flows for the six-month period ended on such date, present fairly in all material respects the consolidated



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                                                                              55

financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).
         (b) As of the date hereof, the Borrower and its Subsidiaries do not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that could, in the aggregate, reasonably be expected to have a Material Adverse Effect. During the period from December 31, 1998, to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property.

         (c) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 1999 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at June 30, 1999, assuming that the events specified in the preceding sentence had actually occurred at such date.

         4.2 No Change. Since December 31, 1998 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

         4.3 Corporate Existence; Compliance with Law. Each of the Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and to consummate the Acquisition. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, to consummate the Acquisition and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition or the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the consummation of the Acquisition, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries (after taking into account all consents and waivers obtained by the Borrower prior to the date hereof) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). Management of the Borrower has no reason to believe that any Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Acquisition or any of the other transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

         4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         4.8 Ownership of Property; Liens. Each of the Borrower and each of its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

         4.9 Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person against, or affecting the property or assets of, the Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in any material respect.

         4.10 Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

         4.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

         4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

         4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that could reasonably be expected to affect the Borrower or any Restricted Subsidiary, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except where the failure to so comply could not reasonably be expected to affect the Borrower or any Restricted Subsidiary. No termination of a Single Employer Plan has occurred that could reasonably be expected to affect the Borrower or any Restricted Subsidiary, and no Lien on assets of the Borrower or any Restricted Subsidiary in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan with respect to which the Borrower or any Restricted Subsidiary may have any liability or obligation (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability of the Borrower or any Restricted Subsidiary under ERISA, and neither the Borrower nor any Commonly Controlled Entity (other than an Unrestricted Subsidiary) would become subject to any material liability under ERISA if the Borrower or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

         4.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

         4.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof.

         4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans and Tranche C Term Loans shall be used to finance the payment by the Borrower of outstanding Indebtedness under the Existing Credit Agreement, to pay related fees and expenses and for general corporate purposes, including Permitted Acquisitions. The proceeds of the Revolving Credit Loans, the Conversion Term Loans and the Letters of Credit shall be used to finance Permitted Acquisitions, working capital needs, Capital Expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries in the ordinary course of business.

         4.17 Environmental Matters. Other than as could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount:

         (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law;

         (b) the Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental

Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business"); neither the Borrower nor any of its Subsidiaries has contractually assumed any liability of any other Person under Environmental Laws;

         (c) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

         (d) materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

         (e) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business; and

         (f) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum and any other document, certificate or statement furnished to the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, did not contain as of the date such statements, information, documents and certificate were so furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties of the Borrower and, to the Borrower's




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                                                                              60

knowledge, of the Sellers contained in the Acquisition Agreements are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

         4.19 Security Documents. (a) Subject to the limitations contained in
Section 6.11(b), the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a), and, in each case, subject to the limitations contained in Section 6.11(b), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

         (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages in existence on the date hereof and the Mortgages to be executed and delivered within 30 days after the Closing Date pursuant to Sections 5.1(a)(iii) and 6.13) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

         4.20 Solvency. Each Loan Party is, and after giving effect to the Acquisitions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

         4.21 Senior Debt; Credit Facility. (a) The Obligations constitute "Senior Debt" of the Borrower under and as defined in the Senior Subordinated
Note Indenture, and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Guarantor Senior Debt" of such Subsidiary Guarantor under and as defined in such Indenture, and (b) upon execution of the Subordinated Exchange Debenture Indenture, the Obligations will constitute "Exchange Debenture Senior Debt" of the Borrower under and as defined in such Indenture, and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement will constitute "Guarantor Senior Debt" of such Subsidiary Guarantor under and as defined in such Indenture. The Conversion Term Loan Facility, the Tranche C Term Loan Facility, the Seven-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility constitute the "Credit Facility" under and as defined in each of the Indentures. The Borrower hereby designates the obligations of the Borrower and the Subsidiary Guarantors in respect of the Tranche B Term Loan Facility as "Designated Senior Debt" under and as defined in the Senior Subordinated Note Indenture and as "Designated Exchange Debenture Senior Debt" under and as defined in the Subordinated Exchange Debenture Indenture.

                  4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                  4.23 Licenses; Permits; etc. Schedule 4.23 accurately and completely lists as of the date hereof all material authorizations, licenses and permits of any public or governmental regulatory body granted or assigned to the Borrower or any of its Restricted Subsidiaries, including but not limited to all material authorizations, licenses and permits for the operation of any radio station, and all material FCC Licenses held by other entities with which the Borrower or its Restricted Subsidiaries have entered into Local Marketing Agreements giving the Borrower or its Restricted Subsidiaries, subject to the restrictions contained in the Communications Act of 1934, as amended, and the rules and regulations of the FCC, the right to provide programming for, and conduct certain operations of, the radio stations with respect to which such FCC Licenses were granted, and the same constitute the only material authorizations, licenses and permits of any public or governmental regulatory body which are required or necessary for the conduct of the respective businesses of the Borrower and its Restricted Subsidiaries as now conducted or proposed to be conducted (such authorizations, licenses and permits, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the "Licenses"). Except with respect to FCC Licenses relating to stations subject to a Local Marketing Agreement (as identified in Schedule 4.23), all of such Licenses listed in Schedule 4.23 are issued in the name of, or are (or, in the case of those Licenses relating to the operation of radio stations subject to a Local Marketing Agreement but which are to be acquired in the Acquisition, upon the consummation of the Acquisition, will be) validly assigned to, the Borrower or the License Subsidiary and are (or, in the case of those FCC Licenses relating to the operation of radio stations subject to a Local Marketing Agreement and which are to be acquired in the Acquisition, to the best of the Borrower's knowledge are) validly issued and in full force and effect, and the Borrower has (or, in the case of those FCC Licenses relating to the operation of radio stations subject to a Local Marketing Agreement and which are to be acquired in the Acquisition, to the best of the Borrower's knowledge each holder of such Licenses has) (i) fulfilled and performed in all material respects all of its obligations with respect thereto and (ii) full power and authority to operate thereunder. Except with respect to those stations identified in Schedule 4.23 as being subject to Local Marketing Agreements, the transfer from the Sellers to the Borrower of control of the radio stations being acquired in the Acquisition and the assets related thereto and the transfer of the related FCC Licenses from the Sellers to the Borrower have been approved by the FCC or will have been approved at or prior to the consummation of such Acquisition, it being understood that,
(A) to the extent such FCC approval has not been obtained, and except as set forth on Schedule 4.23, management of the Borrower has no reason to believe such FCC approval will not be obtained at or prior to the consummation of such Acquisition and (B) in the event such FCC approval for an Acquisition is not obtained, such Acquisition will not be consummated. Complete and correct copies of such orders of the FCC have been delivered to the Administrative Agent. All FCC Licenses are held by the License Subsidiary.

                  4.24 FCC Compliance, etc. The Borrower and each of its Subsidiaries are (and, after giving effect to the Acquisition, each will be) in compliance with all rules, regulations and administrative orders of the FCC applicable to the Borrower or any of its Subsidiaries or the operation of its Properties, except where the failure to be in such compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.25 Year 2000 Matters. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the Borrower's computer systems and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by November 30, 1999. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue to be, sufficient to permit the Borrower to conduct its business without Material Adverse Effect.


                         SECTION 5. CONDITIONS PRECEDENT

                  5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

                  (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor, (iii) subject to Section 6.13, a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto and (iv) for the account of each relevant Lender, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

                  (b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the two most recent fiscal years ended prior to the Closing Date and (iii) the unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such Pro Forma Balance Sheet and financial statements shall be satisfactory to the Lenders.

                  (c) Approvals. All governmental and third party approvals (including landlords' and other consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

                  (d) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the Senior Subordinated Note Indenture, the form of Subordinated Exchange Debenture Indenture, each Acquisition Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

                  (e) Repayment of Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that (i) simultaneously with the making of the initial Loans on the Closing Date, the Borrower will have repaid in full all amounts outstanding under the Existing Credit Agreement and (ii) all letters of credit (other than any Existing Letter of Credit) and other contingent obligations in connection with the Existing Credit Agreement shall have been terminated.

                  (f) Fees. The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date; all such amounts will be paid with the proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or prior to the Closing Date.

                  (g) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 1999 through 2008 and a satisfactory written analysis of the business and prospects of the Borrower and its Restricted Subsidiaries for the period from the Closing Date through the Final Maturity Date.

                  (h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 7.3.

                  (i) Environmental Audit. The Lenders shall be satisfied with the environmental affairs of the Borrower and its Subsidiaries.

                  (j) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                  (k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                    (i) the legal opinion of Godfrey & Kahn, S.C., counsel to
               the Borrower and its Subsidiaries, substantially in the form of Exhibit F;

                    (ii) the legal opinion of Paul, Hastings, Janofsky & Walker,
               LLP, special FCC counsel to the Borrower and its Restricted Subsidiaries; and

                    (iii) the legal opinion of local counsel in each of Illinois and Nevada and of such other special and local counsel as may be required by the Administrative Agent.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                  (l) Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

                  (m) Filings, Registrations and Recordings. Except as provided in Section 6.13, each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

                  (n) Title Insurance; Flood Insurance. Subject to Section 6.13:
         (i) if requested by the Administrative Agent with respect to any Mortgaged Property for which the survey available to the Borrower is dated as of a date more than two years prior to the date on which the related Mortgage is being executed, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

                      (ii) The Administrative Agent shall have received, in respect of each Mortgaged Property, a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

                      (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

                      (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

                  (o) Landlord Consents. Subject to Section 6.13, if requested by the Administrative Agent, the Administrative Agent shall have received any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with the Mortgages, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent.

                  (p) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

                  (q) Leverage Ratio. As of the Closing Date, the Borrower's Leverage Ratio (as defined in each of the Indentures, and determined in accordance with Section 4.9 of each of the Indentures), after giving effect to the incurrence of Indebtedness hereunder and under the other Loan Documents and the use of proceeds thereof, shall be less than 7.0 to 1.0. The Lenders shall have received a certificate from the Borrower containing all information and calculations necessary for determining compliance with the foregoing requirement.

                  5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except those representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.


                        6. SECTION AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                  6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and deliver such copies):

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Price Waterhouse or other independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  6.2ab Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and deliver such copies), or, in the case of clause (h), to the relevant Lender:

                  (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                  (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by the Borrower and its Restricted Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

                  (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including projected consolidated and consolidating balance sheets of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated and consolidating statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

                  (d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

                  (e) no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of the Subordinated Exchange Debenture Indenture and, no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indenture or any Acquisition Agreement;

                  (f) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; (g)ab promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent certified public accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries; and

                  (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                  6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all obligations of whatever nature that are material to the Borrower and its Restricted Subsidiaries, taken as a whole, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be.

                  6.4 Conduct of Business and Maintenance of Existence, etc. (i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  6.5 Maintenance of Property; Insurance. With respect to each of the Borrower and the Restricted Subsidiaries, keep all Property useful and necessary in its business in good working order and condition, taken as a whole, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                  6.6 Inspection of Property; Books and Records; Discussions.
(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable advance notice to the Borrower (which notice shall not be required to be given during the continuance of a Default or an Event of Default) and at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                  6.7 Notices. Promptly give to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies) notice of: (a)ab the occurrence of any Default or Event of Default;

                  (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                  (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                  (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
         (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or
         (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                  (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

              6.8 Environmental Laws. (a) Comply in all respects with, and, to the extent it has the capability to do so, ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and, to the extent it has the capability to do so, ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this Section 6.8(a), noncompliance by the Borrower or any Subsidiary with any applicable Environmental Law or environmental permit shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such noncompliance, and any other noncompliance with Environmental Law, individually or in the aggregate could not reasonably be expected to result in the payment of a Material Environmental Amount.

              (b) Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which appropriate proceedings have been timely and properly taken in good faith, and provided that the pendency of any and all such proceedings could not reasonably be expected to have a Material Adverse Effect.

              6.9 Interest Rate Protection. In the case of the Borrower, within 45 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Borrower's Funded Debt as of such date is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions satisfactory to the Administrative Agent.

              6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than (x) any Property of an Excluded Foreign Subsidiary, (y) any Property described in paragraph (b), (c) or (d) below and (z) any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(h)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, subject to the limitations contained in Section 6.11(b), a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, subject to the limitations contained in
Section 6.11(b), a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

              (b) To the extent requested by the Agents, with respect to any fee interest in any real property having a fair market value in excess of $500,000 acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than (x) any such real property of an Excluded Foreign Subsidiary and (y) any such real property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(h)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

              (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Unrestricted Subsidiary), by the Borrower or any of its Restricted Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that the Borrower and its Restricted Subsidiaries shall not be required to comply with the requirements of this Section 6.10(c) if the Administrative Agent, in its sole discretion, determines that the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby.

              (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the

Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Restricted Subsidiaries (other than any Excluded Foreign Subsidiaries) (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

              6.11 Further Assurances. (a) From time to time hereafter, execute and deliver, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, including, without limitation, the FCC, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

              (b) Notwithstanding anything herein or in the Security Documents to the contrary, to the extent this Agreement or any other Loan Document purports to require any Loan Party to grant to the Administrative Agent, on behalf of the Lenders, a security interest in the FCC Licenses of any Loan Party now owned or hereafter acquired, as the case may be, the Administrative Agent, on behalf of the Lenders, shall only have a security interest in such FCC Licenses at such times and to the extent that a security interest in such licenses is permitted under applicable law. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the Administrative Agent will not take any action pursuant to this Agreement or any other Loan Document, including, without limitation, the voting of any shares of stock pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, that would constitute or result in any assignment of any FCC License or any change of control of any Loan Party without first obtaining the prior approval of the FCC or other state or Governmental Authority, if, under then existing law, such assignment of any FCC License or change of control would require the prior approval of the FCC or other state or Governmental Authority. Prior to the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority or instrumentality, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Administrative Agent may be required to obtain for such governmental consent, approval, recording, qualification or authorization. Without limiting the generality of the foregoing, the Borrower will use its best efforts upon the reasonable request of the Administrative Agent to obtain from the appropriate governmental authorities the necessary consents and approvals, if any, for the assignment or transfer of such authorizations, licenses and permits to the Administrative Agent or its designee upon or following acceleration of the payment of the Loans in accordance with the provisions hereof.

              6.12 Transfer of FCC Licenses. Use its best efforts to obtain as soon as practicable consent from the FCC to transfer any FCC Licenses from time to time owned or acquired by it to the License Subsidiary and upon receipt of such consent will promptly transfer such FCC Licenses to the License Subsidiary.

              6.13 Post-Closing Events. Notwithstanding the provisions of paragraphs (a)(iii), (m) (but solely to the extent such paragraph (m) relates to real property Collateral), (n) and (o) of Section 5.1, the actions specified in such provisions shall not be conditions precedent to the Closing Date, but the Borrower shall take such actions on or before the date which is 30 days after the Closing Date.


                          SECTION 7. NEGATIVE COVENANTS

              The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

              7.1 Financial Condition Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending during any test period set forth below to exceed the ratio set forth below opposite such test period:


                         Test Period                           Consolidated
                         -----------                          Leverage Ratio
                                                              --------------
              October 1, 1999 to December 31, 1999             7.25 to 1.00
              January 1, 2000 to March 31, 2000                7.00 to 1.00
              April 1, 2000 to June 30, 2000                   6.75 to 1.00
              July 1, 2000 to September 30, 2000               6.50 to 1.00


                         Test Period                           Consolidated
                         -----------                          Leverage Ratio
                                                              --------------
              October 1, 2000 to December 31, 2000             6.25 to 1.00
              January 1, 2001 to March 31, 2001                6.00 to 1.00
              April 1, 2001 to June 30, 2001                   5.75 to 1.00
              July 1, 2001 to September 30, 2001               5.50 to 1.00
              October 1, 2001 and thereafter                   5.25 to 1.00

              (b) Consolidated Senior Debt Ratio. Permit the Consolidated Senior Debt Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending during any test period set forth below to exceed the ratio set forth below opposite such test period:


                         Test Period                          Consolidated
                         -----------                        Senior Debt Ratio
                                                            -----------------
              October 1, 1999 to December 31, 1999             3.75 to 1.00
              January 1, 2000 to December 31, 2000             3.50 to 1.00
              January 1, 2001 to September 30, 2001            3.25 to 1.00
              October 1, 2001 and thereafter                   3.00 to 1.00

              (c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending during any test period set forth below to be less than the ratio set forth below opposite such test period:


                         Test Period                     Consolidated Interest
                         -----------                         Coverage Ratio
                                                         ---------------------
              October 1, 1999 to December 31, 1999            1.40 to 1.00
              January 1, 2000 to March 31, 2000               1.50 to 1.00
              April  1, 2000 to June 30, 2000                 1.60 to 1.00
              July 1, 2000 to September 30, 2000              1.70 to 1.00
              October 1, 2000 to December 31, 2000            1.80 to 1.00
              January 1, 2001 to March 31, 2001               1.90 to 1.00
              April 1, 2001 to June 30, 2001                  2.00 to 1.00
              July 1, 2001 to September 30, 2001              2.10 to 1.00

                         Test Period                     Consolidated Interest
                         -----------                         Coverage Ratio
                                                         ---------------------
              October 1, 2001 and thereafter                  2.20 to 1.00


              (d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending during any test period set forth below to be less than the ratio set forth below opposite such test period:



                         Test Period                     Consolidated Fixed Charge
                         -----------                          Coverage Ratio
                                                         -------------------------
              October 1, 1999 to September 30, 2000           1.10 to 1.00
              October 1, 2000 to September 30, 2001           1.15 to 1.00
              October 1, 2001 and thereafter                  1.20 to 1.00

              7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

              (a)   Indebtedness of any Loan Party pursuant to any Loan
Document;

              (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor (other than Cumulus Wireless and, from and after the date of acquisition thereof, BSI) to the Borrower or any other Subsidiary;

              (c) Indebtedness of Cumulus Wireless to the Borrower or any other Subsidiary in an aggregate principal amount not to exceed, together with (without duplication) the aggregate amount of obligations guaranteed as permitted by Section 7.2(f)(ii) and outstanding Investments permitted pursuant to Section 7.8(j), $2,000,000 at any one time outstanding;

              (d) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) or 7.3(h) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

              (e)   Indebtedness outstanding on the date hereof and listed on
Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

              (f) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of (i) obligations of the Borrower or any

Subsidiary Guarantor (other than Cumulus Wireless and, from and after the date of acquisition thereof, BSI), (ii) obligations of Cumulus Wireless in an aggregate amount not to exceed, together with (without duplication) the aggregate principal amount of outstanding Indebtedness as permitted by Section 7.2(c) and the aggregate amount of outstanding Investments permitted pursuant to
Section 7.8(j), $2,000,000 at any one time outstanding and (iii) from and after the date of acquisition thereof, obligations of BSI in an aggregate amount not to exceed, together with (without duplication) the aggregate principal amount of outstanding Indebtedness of BSI as permitted by Section 7.2(k) and the aggregate amount of outstanding Investments in BSI permitted pursuant to Section 7.8(l), $2,500,000 at any one time outstanding;

              (g) Indebtedness of the Borrower in respect of (i) the Exchangeable Preferred Stock having an aggregate liquidation preference not in excess of $250,000,000 or (ii) the Subordinated Exchange Debentures in an aggregate principal amount not to exceed $250,000,000, so long as the Borrower shall have furnished to the Administrative Agent a certificate of a Responsible Officer to the effect that on the date of issuance of the Subordinated Exchange Debentures no Default or Event of Default shall have occurred and be continuing or would result from the issuance thereof and demonstrating that after giving effect to such issuance the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 and is projected to be in compliance with such financial covenants through the Final Maturity Date;

              (h) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries, on terms and conditions reasonably satisfactory to the Administrative Agent, issued to a seller of the stock or assets of a radio broadcast station in connection with any Permitted Acquisition, provided that the aggregate principal amount (for the Borrower and all Restricted Subsidiaries) of such seller financing shall not exceed $20,000,000 at any one time outstanding;

              (i) Indebtedness of the Borrower in respect of shares of Preferred Stock issued after the date hereof on terms and conditions reasonably satisfactory to the Administrative Agent;

              (j) Guarantee Obligations of any Subsidiary which is a Subsidiary Guarantor or a guarantor party to another guarantee acceptable to the Administrative Agent, in respect of the obligations of the Borrower under the Senior Subordinated Notes, provided that such Guarantee Obligations are subordinated on the same terms as the obligations of the Borrower in respect of the Senior Subordinated Notes are subordinated;

              (k) Indebtedness of the Unrestricted Subsidiaries and, from and after the date of acquisition thereof, BSI to the Borrower or any other Subsidiary in an aggregate principal amount not to exceed, together with the amount of outstanding Investments permitted pursuant to Section 7.8(l), $7,500,000 at any one time outstanding; and

              (l) Indebtedness of any Unrestricted Subsidiary consisting entirely of Non-Recourse Debt, provided that if any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary that was not permitted by this Section 7.2(l).

              7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

              (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

              (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

              (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

              (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

              (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

              (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

              (g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and
       (iii) the amount of Indebtedness secured thereby is not increased;

              (h) Liens on real property acquired in a Permitted Acquisition securing Indebtedness permitted by Section 7.2(d), provided that (i) such Liens existed at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) such Liens do not at any time encumber any Property other than the real Property financed by such Indebtedness and (iii) the amount of the Indebtedness secured thereby is not increased;

              (i)   Liens created pursuant to the Security Documents;

              (j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and

              (k) Liens on the assets or Capital Stock of any Unrestricted Subsidiary securing the obligations of such Unrestricted Subsidiary.

              7.4 Limitation on Fundamental Changes. With respect to each of the Borrower and the Restricted Subsidiaries, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

              (a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (other than Cumulus Wireless and, from and after the date of acquisition thereof, BSI) (provided that such Subsidiary Guarantor shall be the continuing or surviving corporation); and

              (b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (other than Cumulus Wireless and, from and after the date of acquisition thereof, BSI).

              7.5 Limitation on Disposition of Property. With respect to each of the Borrower and the Restricted Subsidiaries, Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary's Capital Stock to any Person, except:

              (a) the Disposition of obsolete or worn out property in the ordinary course of business;

              (b)   the sale of inventory in the ordinary course of business;

              (c)   Dispositions permitted by Section 7.4(b);

              (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Subsidiary Guarantor (other than Cumulus Wireless and, from and after the date of acquisition thereof, BSI);

              (e) the Disposition of other assets having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower; and

              (f) any Asset Sale or Recovery Event, provided, that (i) the requirements of Section 2.11(b) are complied with in connection therewith and
(ii) the fair market value of all assets that are the subject of such Asset Sales and Recovery Events shall not exceed $30,000,000 in the aggregate for any fiscal year of the Borrower, provided, further, that with respect to the foregoing clause (ii), if the aggregate fair market value of all assets that are the subject of Asset Sales and Recovery Events in the Borrower's 1999 fiscal year is less than $30,000,000, the excess of $30,000,000 over the aggregate fair market value of such assets may be carried over into the Borrower's 2000 fiscal year.

              7.6 Limitation on Restricted Payments. With respect to each of the Borrower and the Restricted Subsidiaries, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that (a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor (other than Cumulus Wireless and, from and after the date of acquisition thereof, BSI), (b) after June 30, 2003, the Borrower may pay cash dividends on the shares of Exchangeable Preferred Stock, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the payment of such dividend and
(ii) after giving effect to the payment of such dividend (A) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 and (B) the Consolidated Leverage Ratio shall be less than 5.00 to 1.00, (c) the Borrower may pay dividends in additional shares of Preferred Stock in respect of the shares of Preferred Stock and (d) the Borrower may redeem up to 35% of the Exchangeable Preferred Stock with the proceeds of Common Stock issued and sold by the Borrower.

              7.7 Limitation on Capital Expenditures. With respect to each of the Borrower and the Restricted Subsidiaries, make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding in any fiscal year of the Borrower the sum of (i) Maintenance CapEx for such year and (ii) up to $5,000,000 expended to obtain, and build pursuant to, construction permits in the markets in which the Borrower and its Restricted Subsidiaries operate radio broadcast stations, (b) Capital Expenditures by the Borrower and its Restricted Subsidiaries consisting of one-time technology investments of up to $50,000 for each radio broadcast station owned by the Borrower and its Restricted Subsidiaries, (c) Capital Expenditures for the one-time consolidation of physical facilities within a radio market, including remodelings, relocations, expansions and new building construction in an aggregate amount of up to $15,000,000 in any fiscal year (provided, that such Capital Expenditures in respect of any radio market shall be made not later than two years after the date of acquisition by the Borrower or any Restricted Subsidiary of the fifth radio station in such market) and (d) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

         7.8 Limitation on Investments. With respect to each of the Borrower and the Restricted Subsidiaries, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

              (a) extensions of trade credit in the ordinary course of business;

              (b) Investments in Cash Equivalents;

              (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b);

              (d) loans and advances to employees of the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Restricted Subsidiaries of the Borrower not to exceed at any one time outstanding the lesser of (i) $10,000 multiplied by the number of radio broadcast stations owned by the Borrower and its Restricted Subsidiaries as at the date of determination and (ii) $5,000,000;

              (e) the Acquisition;

              (f) Investments in assets useful in the Borrower's business made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

              (g) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person (other than Cumulus Wireless and, from and after the date of acquisition thereof,
         BSI) that, prior to such investment, is a Subsidiary Guarantor;

              (h) Permitted Acquisitions;

              (i) Investments in existence on the date hereof and listed on
         Schedule 7.8(i);

              (j) Investments by the Borrower or any of its Restricted Subsidiaries (i) to purchase real estate and other assets used by Cumulus Broadcasting, Inc. and Cumulus Licensing Corp. in the operation of their radio station business (provided, that such Investments are in connection with a Permitted Acquisition) or (ii) in Cumulus Wireless in an aggregate amount not to exceed, together with (without duplication) the aggregate principal amount of outstanding Indebtedness permitted pursuant to Section 7.2(c) and the aggregate amount of obligations guaranteed as permitted by Section 7.2 (f)(ii) (but excluding the Investments permitted by the foregoing clause (i)), $2,000,000 at any one time outstanding;

              (k) the purchase by the Borrower of BSI for an aggregate purchase price not to exceed $500,000 in cash and 156,000 shares of common stock of the Borrower;

              (l) Investments by the Borrower or any of its Subsidiaries in the Unrestricted Subsidiaries and, from and after the date of acquisition thereof, BSI in an aggregate amount not to exceed, together with (without duplication) the aggregate principal amount of outstanding Indebtedness permitted pursuant to Section 7.2(k) and the aggregate amount of obligations of BSI guaranteed as permitted by Section 7.2
         (f)(iii) (but excluding the Investments permitted by the foregoing clause 7.8(k)), $7,500,000 at any one time outstanding; and

              (m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $3,000,000 during the term of this Agreement.

              7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise voluntarily or optionally defease, the Senior Subordinated Notes or the Subordinated Exchange Debentures, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Subordinated Exchange Debentures (in each case, other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries and (ii) does not involve the payment of a consent fee), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Exchangeable Preferred Stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee), (d) designate any Indebtedness (other than the Obligations) as "Designated Senior Debt" for the purposes of the Senior Subordinated Note Indenture, (e) designate any Indebtedness (other than the Obligations and the Senior Subordinated Notes) as "Designated Exchange Debenture Senior

Debt" for the purposes of the Subordinated Exchange Debenture Indenture or (f) amend its certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders.

              7.10 Limitation on Transactions with Affiliates. With respect to each of the Borrower and the Restricted Subsidiaries, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (including any Unrestricted Subsidiary, Cumulus Wireless and, from and after the date of acquisition thereof, BSI but excluding the Borrower and any other Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Restricted Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate or an Unrestricted Subsidiary.

              7.11 Limitation on Sales and Leasebacks. With respect to each of the Borrower and the Restricted Subsidiaries, enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary.

              7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

              7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Indentures and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

              7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make Investments in the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Indentures and (iii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

              7.15 Limitation on Lines of Business. With respect to each of the Borrower and the Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or which are reasonably related thereto.

              7.16 Limitation on License Subsidiary. Permit the License Subsidiary to engage in any business or to incur any liability except that the License Subsidiary may (a) hold the FCC Licenses, (b) execute and deliver the Guarantee and Collateral Agreement and any guarantee referred to in Section 7.2(j) and (c) incur obligations as a purchaser under any purchase agreement executed in connection with any Permitted Acquisition.

              7.17 Limitation on Hedge Agreements. With respect to each of the Borrower and the Restricted Subsidiaries, enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.


                          SECTION 8. EVENTS OF DEFAULT

              If any of the following events shall occur and be continuing:

              (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

              (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

              (c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), Section 7 or Section 5 of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

              (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

              (e) The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

              (f) (i) The Borrower or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

              (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

              (h) One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

              (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

              (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

              (k) (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of securities of the Borrower having at least 35% of the ordinary voting power for the election of directors of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

              (l) The Senior Subordinated Notes or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert; or

              (m) The Subordinated Exchange Debentures or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Subordinated Exchange Debenture Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Exchange Debentures or the holders of at least 25% in aggregate principal amount of the Subordinated Exchange Debentures shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Majority 364-Day Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority 364-Day Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the 364-Day Revolving Credit Commitments to be terminated forthwith, whereupon the 364-Day Revolving Credit Commitments shall immediately terminate; (ii) with the consent of the Majority Seven-Year Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Seven-Year Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Seven-Year Revolving Credit Commitments to be terminated forthwith, whereupon the Seven-Year Revolving Credit Commitments shall immediately terminate; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).


                              SECTION 9. THE AGENTS

              9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

              9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

              9.3 Exculpatory Provisions. Neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

              9.4 Reliance by the Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

              9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

               9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees,


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                                                                              90


agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

              9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

              9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

                   9.9 Successor Agents . The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent's resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                   9.10 Authorization to Release Liens and Guarantees . The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.16.

                   9.11 The Arranger and the Syndication Agent . The Arranger and the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.


                           SECTION 10. MISCELLANEOUS

                   10.1 Amendments and Waivers . Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

                  (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

                  (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

                  (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility, or reduce the percentage specified in the definition of Majority Seven-Year Revolving Credit Facility Lenders or in the definition of Majority 364-Day Revolving Credit Facility Lenders, without the consent of all Lenders under such Facility;

                  (iv) amend, modify or waive any provision of Section 9 without the consent of each Agent directly affected thereby;

                  (v) amend, modify or waive any provision of paragraph (a),
         (b), (c), (d) or (g) of Section 2.11 without the consent of the Required Prepayment Lenders;

                  (vi) amend, modify or waive any provision of Section 2.17 without the consent of each Lender directly affected thereby;

                  (vii) require any Lender to make Loans having an Interest Period of longer than six months without the written consent of such Lender; or

                  (viii) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

                  For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Total Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Seven-Year Revolving Credit Facility Lenders (or Majority 364-Day Revolving Credit Facility Lenders, as applicable); provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders or otherwise to share ratably with or with preference to the Total Revolving Extensions of Credit without the consent of the Majority Seven-Year Revolving Credit Facility Lenders and the Majority 364-Day Revolving Credit Facility Lenders.

                   10.2 Notices . All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Syndication Agent, the Administrative Agent and the Issuing Lender, as follows and (b) in the case of the Lenders, as set forth on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

     The Borrower:                      Cumulus Media Inc.
                                        111 East Kilbourn Avenue

                                        Milwaukee, Wisconsin 53202
                                        Attention: Richard Weening
                                        Telecopy: (414) 615-2880
                                        Telephone: (414) 615-2800

     The Administrative Agent and       Lehman Commercial Paper Inc.
     the Existing Issuing Lender:       3 World Financial Center
                                        New York, New York  10285
                                        Attention:  Michael O'Brien
                                        Telecopy:  (212) 526-7691
                                        Telephone:  (212) 526-0437

     The Syndication Agent:             Barclays Capital
                                        388 Market Street
                                        Suite 1700
                                        San Francisco, California  94111
                                        Attention:  Daniele Iacovone
                                        Telecopy:  (415) 765-4760
                                        Telephone:  (415) 765-4737

     Issuing Lender:                    As notified by such Issuing Lender to
                                        the Administrative Agent and the
                                        Borrower

provided that any notice, request or demand to or upon any Agent or any Lender shall not be effective until received.

                   10.3 No Waiver; Cumulative Remedies . No failure to exercise and no delay in exercising, on the part of the either Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                   10.4 Survival of Representations and Warranties . All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                   10.5 Payment of Expenses . The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agents, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, each Agent and the Arranger for, and hold each Lender, each Agent and the Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent and the Arranger and their respective officers, trustees, advisors, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause
(d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements for amounts payable by the Borrower pursuant to this Section shall be submitted to Daniel O'Donnell (Telephone No. 414-615-2800) (Telecopy No. 414-615-2880), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

                   10.6 Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

                   (b) Any Lender may, without the consent of the Borrower, the Issuing Lender or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                   (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender, any affiliate or Control Investment Affiliate thereof or a Related Fund of any Lender or, with the consent of the Borrower, the Issuing Lender (in the case of any assignment of Seven-Year Revolving Credit Commitments) and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) (provided (i) that no such consent need be obtained by any Lehman Entity and (ii) the consent of the Borrower need not be obtained with respect to any assignment of Term Loans), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender, any affiliate or Control Investment Affiliate thereof or a Related Fund of any Lender) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), and, after giving effect thereto, the Assignor (together with its affiliates, Control Investment Affiliates and Related Funds), if it shall retain any Loans or Commitments, shall have Commitments and Loans aggregating at least $5,000,000, in each case unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance,
(x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.18, 2.19, 2.20 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing.

                   (d) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked "cancelled". The Register shall be available for inspection by the Borrower or any Lender with respect to any entry relating to such Lender's Loans at any reasonable time and from time to time upon reasonable prior notice.

                   (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by any Lehman Entity or (z) in the case of an Assignee which is already a Lender, is an affiliate or Control Investment Affiliate of a Lender or is a Related Fund of a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders, the Agents and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new applicable Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the applicable Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new applicable Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of the Assignor in an amount equal to the applicable Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

                   (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                   10.7 Adjustments; Setoff. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                   (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                   10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                   10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                   10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent, the Arranger or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                   10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                   10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                   (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          10.13  Acknowledgments .  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower, the Arranger, the Agents and the Lenders.

           10.14 WAIVERS OF JURY TRIAL . THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.15 Confidentiality. Each of the Arranger, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arranger, any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          10.16 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

          10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                   CUMULUS MEDIA INC.


                                   By: /s/ Daniel O'Donnell
                                       ----------------------------------------
                                       Name: Daniel O'Donnell
                                       Title: Vice President


                                   LEHMAN BROTHERS INC.,
                                     as Arranger


                                   By: /s/ William Gallagher
                                       -----------------------------------------
                                       Name: William Gallagher
                                       Title: Authorized Signatory


                                   LEHMAN COMMERCIAL PAPER INC., as
                                     Administrative Agent and as Existing
                                     Issuing Lender


                                   By:  /s/ William Gallagher
                                       -----------------------------------------
                                       Name: William Gallagher
                                       Title: Authorized Signatory


                                   BARCLAYS BANK PLC, as
                                     Syndication Agent


                                   By: /s/ Andrew Wynn
                                       -----------------------------------------
                                       Name: Andrew Wynn
                                       Title: Managing Director

                                                                         ANNEX A


                             PRICING GRID FOR LOANS



                                                                                                            Applicable
                          Applicable                                                      Applicable        Margin for
                            Margin         Applicable      Applicable      Applicable     Margin for        Base Rate
                             for             Margin        Margin for      Margin for     Eurodollar         Loans -
Consolidated Leverage     Eurodollar     for Base Rate     Eurodollar      Base Rate      Loans -           Revolving
        Ratio               Loans -         Loans -         Loans -         Loans -       Revolving        Credit Loans
                          Tranche B        Tranche B       Tranche C       Tranche C      Credit Loans         and
                          Term Loans       Term Loans      Term Loans      Term Loans     and Conversion    Conversion
                                                                                          Term Loans        Term Loans
----------------------------------------------------------------------------------------------------------------------------

  > 7.00 to 1.00            3.000%           2.000%          3.125%           2.125%        3.000%            2.000%
  -
----------------------------------------------------------------------------------------------------------------------------

  > 6.50 to 1.00 and         3.000%           2.000%          3.125%           2.125%        2.750%            1.750%
  -
   < 7.00 to 1.00
----------------------------------------------------------------------------------------------------------------------------
  > 5.50 to 1.00 and         3.000%           2.000%          3.125%           2.125%        2.500%            1.500%
  -
   < 6.50 to 1.00
----------------------------------------------------------------------------------------------------------------------------
  > 5.00 to 1.00             2.750%           1.750%          2.875%           1.875%        2.250%            1.250%
  -
    and < 5.50
         to 1.00
----------------------------------------------------------------------------------------------------------------------------
  > 4.00 to 1.00             2.750%           1.750%          2.875%           1.875%        2.000%            1.000%
  -
    and < 5.00 to
         1.00
----------------------------------------------------------------------------------------------------------------------------
  < 4.00 to 1.00             2.500%           1.500%          2.625%           1.625%        1.500%            0.500%
----------------------------------------------------------------------------------------------------------------------------


Changes in the Applicable Margin with respect to Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on each date (each, an "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this Pricing Grid be deemed to be greater than 7.00 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be greater than 7.00 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

                                                                         ANNEX B


================================================================================
                               Commitment Fee Rate

      Utilization           Seven-Year Revolving               364-Day Revolving
      Percentage               Credit Facility                  Credit Facility

> 66.700%                           0.500%                           0.375%
-

> 33.300% and                       0.625%                           0.500%
-
< 66.700%

< 33.300%                           0.750%                           0.625%
================================================================================

                                                                   SCHEDULE 1.1A


                             ACQUISITION AGREEMENTS

                                                                   SCHEDULE 1.1B


                               MORTGAGED PROPERTY

                                                                   SCHEDULE 1.1C



                           EXISTING LETTERS OF CREDIT

SCHEDULE 4.4


                  CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

                                                                   SCHEDULE 4.15


                                  SUBSIDIARIES


Cumulus Broadcasting, Inc.

Cumulus Licensing Corp.

Cumulus Internet Services Inc.

Cumulus Telecommunications Inc.

Cumulus Wireless Services Inc.

Caribbean Communications Company Limited

GEM Radio Five Ltd.

                                                                SCHEDULE 4.19(a)


                            UCC FILING JURISDICTIONS

                                                                SCHEDULE 4.19(b)


                          MORTGAGE FILING JURISDICTIONS

                                                                   SCHEDULE 4.23


                                    LICENSES

                                                                 SCHEDULE 7.2(e)


                              EXISTING INDEBTEDNESS

                                                                 SCHEDULE 7.3(f)


                                 EXISTING LIENS

                                                                 SCHEDULE 7.8(i)


                              EXISTING INVESTMENTS